Exhibit 99.2

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., November 9, 2015 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq: PAHC) today declared a quarterly cash dividend of $0.10 per share on its Class A common stock and Class B common stock, payable on December 23, 2015, to stockholders of record at the close of business on December 2, 2015.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture.

For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com